Exhibit 10.1
May 31, 2006
Paul W. Fiddick
c/o Emmis Operating Company
40 Monument Circle, Suite 700
Indianapolis, IN 46204
     Re: Amendment to Employment Agreement
Dear Paul:
     This letter shall confirm our agreement to amend your employment agreement with Emmis Operating Company dated March 1, 2003 (the “Agreement”), upon the terms and subject to the conditions set forth in this letter (the “Amendment”). Any capitalized words or phrases used and not defined in this Amendment shall have the meanings ascribed to them in the Agreement. This shall confirm that the parties have agreed as follows:
1. The Term of the Agreement has been extended for a period of three (3) years beginning on March 1, 2006 and ending on February 28, 2009. The term “FYE 07” shall refer to the Contract Year beginning on March 1, 2006 and ending on February 28, 2007; the term “FYE 08” shall refer to the Contract Year beginning on March 1, 2007 and ending on February 29, 2008; the term “FYE 09” shall refer to the Contract Year beginning on March 1, 2008 and ending on February 28, 2009 (each, a “Contract Year”).
2. The Base Salary shall be increased as follows:

FYE 07	$340,000
FYE 08	$350,000
FYE 09	$360,000
3. After payment of any Contract Year Bonus earned for the period ending February 28, 2006, Section 6.2 shall be modified to reflect the following: Commencing with FYE 07, the target amount of the Contract Year Bonus shall be increased as follows:

FYE 07	$200,000
FYE 08	$205,000
FYE 09	$210,000
Exhibit B and Exhibit C, and all references to such exhibits, shall be deleted from the Agreement and of no further force and effect. Commencing with FYE 07, the performance goals and all other terms and conditions related to the award of any Contract Year Bonus shall be determined by the Compensation Committee. The third and fourth sentences of Section 6.2 shall be deleted and replaced with the following language:
     “Employer may pay all or a portion of any Contract Year Bonus in Shares in the same manner utilized for other senior management level employees.”

4. Section 6.3 shall be deleted in its entirety and replaced with the following language:
     “6.3 Equity Incentive Compensation. Each Contract Year during the Term, beginning with FYE 07, at such time or times as Employer generally awards equity incentive compensation to members of Employer’s senior management team, Executive shall receive Four Thousand Five Hundred (4,500) Shares (as defined below) and an option (“Option”) to acquire Fifteen Thousand (15,000) Shares. As used herein, “Shares” shall mean shares of Class A Common Stock of Emmis Communications Corporation. The grants of Options and Shares shall be pursuant to the terms and subject to the conditions of the applicable equity compensation plan of Employer, the Option agreements evidencing the Option grants and the restricted stock agreements evidencing the grants of Shares. In the event of any change in the outstanding Shares by reason of any reorganization, recapitalization, reclassification, merger, stock split, reverse stock split, stock dividend, asset spinoff, share combination, consolidation or similar event, including without limitation a Separation Event, the number and class of all Shares awarded pursuant to this Agreement or covered by an Option granted pursuant to this Agreement (and any applicable Option exercise price) shall be adjusted by the Compensation Committee in its sole discretion and in accordance with the terms of the applicable equity compensation plan of Employer, the Option agreement evidencing the grant of the Option, and the restricted stock agreement evidencing the grant of Shares. The determination of the Compensation Committee shall be conclusive and binding.”
5. Section 6.4 shall be renumbered as Section 6.5. Section 6.4 shall read as follows:
     “6.4 Completion Bonus. On or about February 28, 2009, Executive shall receive Ten Thousand (10,000) Shares (the “Completion Shares”); provided, that (i) this Agreement is in effect on February 28, 2009 and has not been terminated for any reason (other than a breach of this Agreement by Employer); and (ii) Executive has fully performed all of Executive’s duties and obligations under this Agreement throughout the Term and is not in breach of any of the material terms and conditions of this Agreement. Notwithstanding the foregoing, the Compensation Committee may, but shall have no obligation to, increase the number of Completion Shares by an additional Ten Thousand (10,000) Shares based on the Compensation Committee’s subjective evaluation of Executive’s performance throughout the Term. The Completion Shares shall be freely transferable when delivered to Executive subject to Employer’s securities trading policy and applicable federal and state law. Employer shall have the right, in its sole and absolute discretion, to pay Executive the value of the Completion Shares (in the same manner applied to other senior management level employees) in cash in lieu of granting Executive the Completion Shares.”
6. The word “Argentina” shall be deleted from Section 10.2 and shall be replaced with the phrase “Slovakia, Bulgaria”.
7. In the third sentence of Section 11.4, the following language shall be deleted and shall be of no further force and effect:

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     “or the transaction or transactions described in the definition of Change of Control in Exhibit A”
8. Effective March 1, 2006, Section 15.9 shall be deleted in its entirety and shall be of no further force and effect.
All of the terms and conditions set forth in the Agreement shall remain unchanged and in full force and effect unless specifically modified in this Amendment. All references to the Term or its expiration or termination shall be adjusted to properly reflect the language set forth above. This Amendment shall be incorporated by reference into the Agreement and made a part thereof. In the event of any conflict between any provision of this Amendment and any provision of the Agreement, this Amendment shall govern and control.
Please sign below where indicated to signify your acceptance of the terms and conditions set forth in this Amendment. Should you have any questions about this Amendment, please let me know. I look forward to much continued success together.

Sincerely,
/s/ Jeffrey H. Smulyan
Jeffrey H. Smulyan
Chairman and Chief Executive Officer Emmis Operating Company

ACCEPTED AND AGREED:
/s/ Paul W. Fiddick
Paul W. Fiddick

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